UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

August 27, 2010

INOVIO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1787 Sentry Parkway West Building 18, Suite 400 Blue Bell, Pennsylvania	19422
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (267) 440-4200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement.

On August 27, 2010, Inovio Pharmaceuticals, Inc. (the “Company”) entered into an Equity Distribution Agreement (the “Agreement”) with Roth Capital Partners, LLC (“Roth”) under which the Company may, from time to time, offer and sell our common stock having aggregate sales proceeds of up to $25,000,000 through Roth, or to Roth, for resale. Sales of our common stock through Roth, if any, will be made by means of ordinary brokers’ transactions on NYSE Amex or otherwise at market prices prevailing at the time of sale, in block transactions, or as otherwise agreed upon by us and Roth. Roth will use commercially reasonable efforts to sell our common stock from time to time, based upon instructions from us (including any price, time or size limits or other customary parameters or conditions we may impose). We will pay Roth a commission, or allow a discount, as the case may be, in each case equal to 3.0% of the gross sales proceeds of any common stock sold through Roth as agent under the Agreement. We have agreed to reimburse Roth for certain expenses incurred by them in connection with the transactions contemplated by the Agreement, up to an aggregate of $30,000, plus up to an additional $5,000 per calendar quarter related to ongoing maintenance, due diligence expenses and other expenses associated therewith.

Under the terms of the Agreement, we also may sell our common stock to Roth, as principal for its own account, at a price to be agreed upon at the time of sale.

The Agreement is filed as Exhibit 1.1 to this report, and the description of the Agreement is qualified in its entirety by reference to such exhibit.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description

1.1	Equity Distribution Agreement dated August 27, 2010 between Inovio Pharmaceuticals, Inc. and Roth Capital Partners, LLC

5.1	Opinion of Duane Morris LLP

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOVIO PHARMACEUTICALS, INC.

By:	/S/ PETER KIES
Peter Kies, Chief Financial Officer

Date: August 27, 2010

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